Exhibit (17)(c)

Supplement to the Statement of Additional of Information dated May 19, 2014

IMPORTANT NOTICE REGARDING CHANGE IN INVESTMENT POLICY

AND OTHER MATTERS

TRANSAMERICA SERIES TRUST

Transamerica PIMCO Real Return TIPS VP

Transamerica WMC Diversified Growth VP

Transamerica WMC Diversified Growth II VP

Transamerica Vanguard ETF Portfolio – Aggressive Growth VP

Supplement to the Currently Effective Prospectus, Summary Prospectuses

and Statement of Additional Information

* * *

Transamerica PIMCO Real Return TIPS VP

Effective in the fourth quarter of 2014, Transamerica Asset Management, Inc. (“TAM”) will terminate its investment sub-advisory agreement with Pacific Investment Management Company LLC (“PIMCO”) with respect to Transamerica PIMCO Real Return TIPS VP (the “portfolio”) and will enter into a new investment sub-advisory agreement with PineBridge Investments LLC (“PineBridge”) with respect to the portfolio. An information statement will be mailed to portfolio investors to provide certain information about the new sub-adviser and the terms of the new sub-advisory agreement.

In connection with the change in sub-adviser, the portfolio’s investment objective and principal investment strategies (including the portfolio’s 80% investment policy), as well as the portfolio’s name, will change. The portfolio will also have a lower advisory fee schedule. These changes are described below.

The portfolio’s investment adviser, TAM, will remain the same.

Effective in the fourth quarter of 2014, the portfolio will be renamed Transamerica PineBridge

Inflation Opportunities VP and the following information will supplement and supersede any contrary information contained in the Prospectus, Summary Prospectus, and Statement of Additional Information (“SAI”) concerning the portfolio:

INVESTMENT OBJECTIVE:

Seeks maximum real return, consistent with appreciation of capital.

PRINCIPAL INVESTMENT STRATEGIES:

The portfolio’s sub-adviser, PineBridge Investments LLC (the “sub-adviser”), seeks to achieve the portfolio’s investment objective by investing, under normal circumstances, at least 80% of the portfolio’s net assets (plus the amount of borrowings, if any, for investment purposes) in inflation-indexed fixed income securities issued by domestic and foreign governments (including those in emerging market countries), their agencies or instrumentalities, and corporations.

Inflation-indexed fixed income securities are structured to provide protection against the negative effects of inflation. The value of an inflation-indexed fixed income security’s principal or the interest income paid on the fixed income security is adjusted to track changes in an official inflation measure, usually the Consumer Price Index for Urban Consumers (“CPI-U”) with respect to domestic issuers.

The portfolio invests primarily in investment grade securities rated Baa3 or higher by Moody’s Investors Service, Inc. or equivalently by Standard & Poor’s Corporation or Fitch Inc., or, if unrated, determined by the sub-adviser to be of comparable quality, but may also invest in high yield securities (often referred to as “junk bonds”) rated below investment grade. The portfolio also may invest up to 30% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar denominated securities of foreign and emerging market issuers. The portfolio may invest no more than 10% of its assets in high yield securities and emerging markets securities combined.

The portfolio may invest, without limitation, in derivative instruments, such as options, currency forwards, futures contracts or swaps, subject to applicable law and other restrictions described in the portfolio’s prospectus or SAI. The portfolio may lend its portfolio securities to brokers, dealers and other financial institutions to earn income. The portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls).

This portfolio is non-diversified.

Under adverse or unstable market, economic or political conditions, the portfolio may take temporary defensive positions in cash and short-term debt securities without limit. During periods of defensive investing, it will be more difficult for the portfolio to achieve its objective.

PRINCIPAL RISKS:

The following risks are deleted from the “Principal Risks” section:

Active Trading – The portfolio is actively managed and may purchase and sell securities without regard to the length of time held. Active trading may have a negative impact on performance by increasing transaction costs and may generate greater amounts of net short-term capital gains, which, for shareholders holding shares in taxable accounts, would be subject to tax at ordinary income tax rates upon distribution.

Equity Securities – Equity securities represent an ownership interest in an issuer, rank junior in a company’s capital structure and consequently may entail greater risk of loss than debt securities. Equity securities include common and preferred stocks. Stock markets are volatile. The price of equity securities fluctuates based on changes in a company’s financial condition and overall market and economic conditions. If the market prices of the equity securities owned by the portfolio fall, the value of your investment in the portfolio will decline.

Preferred Stock – Preferred stock’s right to dividends and liquidation proceeds is junior to the rights of a company’s debt securities. The value of preferred stock may be subject to factors that affect fixed income and equity securities, including changes in interest rates and in a company’s creditworthiness. The value of preferred stock tends to vary more with fluctuations in the underlying common stock and less with fluctuations in interest rates and tends to exhibit greater volatility. Shareholders of preferred stock may suffer a loss of value if dividends are not paid and have limited voting rights.

Rule 144A and Privately Placed Securities – Rule 144A permits certain qualified institutional buyers, such as the portfolio, to trade in privately placed securities that have not been registered for sale to the public. Rule 144A and other privately placed securities may be deemed illiquid, and the portfolio might be unable to dispose of such securities promptly or at reasonable prices.

The following risks are added to the “Principal Risks” section:

Focused Investing – To the extent the portfolio invests in one or more countries, regions, sectors or industries, or in a limited number of issuers, the portfolio will be more susceptible to negative events affecting those countries, regions, sectors, industries or issuers. Local events, such as political upheaval, financial troubles, or natural disasters may disrupt a country’s or region’s securities markets. Geographic risk is especially high in emerging markets.

Yield – The amount of income received by the portfolio will go up or down depending on day-to-day variations in short-term interest rates, and when interest rates are very low the portfolio’s expenses could absorb all or a significant portion of the portfolio’s income.

SUB-ADVISER:

PineBridge Investments LLC has been a registered investment adviser since 1983. As of December 31, 2013, PineBridge Investments LLC, including its affiliates, has approximately $73.5 billion in total assets under management. The sub-adviser’s principal business address is 399 Park Avenue, 4th Floor, New York, NY 10022.

PORTFOLIO MANAGERS:

Name	Sub-Adviser	Positions Over Past Five Years
Amit Agrawal	PineBridge Investments LLC	Lead Portfolio Manager of the fund since 2014; Employee of PineBridge Investments LLC since 2002; Senior Portfolio Manager in the Fixed Income group

Robert A. Vanden Assem, CFA	PineBridge Investments LLC	Portfolio Manager of the fund since 2014; Employee of PineBridge Investments LLC since 2001; Managing Director and Head of Investment Grade Fixed Income

ADVISORY FEES:

TAM receives compensation, calculated daily and paid monthly, at the indicated annual rates (expressed as a percentage of the portfolio’s average daily net assets):

First $200 million	0.55%
Over $200 million up to $500 million	0.54%
Over $500 million	0.51%

* * *

Transamerica WMC Diversified Growth VP

Transamerica WMC Diversified Growth II VP

Effective on or about July 1, 2014, the principal investment strategy of Transamerica WMC Diversified Growth VP and Transamerica WMC Diversified Growth II VP (each, a “portfolio”), as well as each portfolio’s name and portfolio manager, will change. In connection with the change in principal investment strategy, Transamerica WMC Diversified Growth VP will also have a lower advisory fee schedule, while the advisory fee schedule for Transamerica WMC Diversified Growth II VP will not change. These changes are described below.

Each portfolio will continue normally to invest at least 80% of its net assets in domestic common stocks. Each portfolio’s investment adviser, TAM, will remain the same.

Effective on or about July 1, 2014, Transamerica WMC Diversified Growth VP will be renamed Transamerica WMC US Growth VP and Transamerica WMC Diversified Growth II VP will be renamed Transamerica WMC US Growth II VP and the following information will supplement and supersede any contrary information contained in the Prospectus, Summary Prospectus, and Statement of Additional Information (“SAI”) concerning each portfolio:

PRINCIPAL INVESTMENT STRATEGIES:

The portfolio invests, under normal circumstances, at least 80% of its net assets (plus the amount of borrowings, if any, for investment purposes) in domestic common stocks. The portfolio invests primarily in common stocks of growth-oriented companies. Portfolio construction emphasizes stock specific risk while minimizing other sources of broad market risk. The goal is a portfolio whose relative performance is not dependent on the market environment.

The portfolio’s sub-adviser, Wellington Management Company, LLP (the “sub-adviser”), employs a “bottom up” approach, using fundamental analysis to identify specific securities within industries or sectors for purchase or sale. A “bottom-up” approach evaluates individual companies in the context of broader market factors.

The sub-adviser’s stock selection process is derived from its observation that the quality and persistence of a company’s business is often not reflected in its current stock price. Central to the investment process is, fundamental research focused on uncovering companies with improving quality metrics, business momentum, and attractive relative valuations. The investment process is aided by a proprietary screening process that narrows the investment universe to companies that are consistent with the investment philosophy.

The initial investment universe is comprised of:

•	Securities held in the Russell 1000® Growth and S&P 500® Growth Indexes

•	Equity securities within the market-cap range of the index with historical or projected growth rates greater than the Russell 1000® Index median

•	Stocks that meet other growth criteria as determined by the team

Consistent with the portfolio’s objective and other policies, the portfolio may invest to a lesser extent in derivatives, including futures, forwards, options and swaps. The portfolio may invest up to 20% of its total assets in foreign securities (not including American Depositary Receipts, American Depositary Shares or U.S. dollar denominated securities of foreign issuers).

Under adverse or unstable market, economic or political conditions, the portfolio may take temporary defensive positions in cash and short-term debt securities without limit. During periods of defensive investing, it will be more difficult for the portfolio to achieve its objective.

PORTFOLIO MANAGER:

Name	Sub-Adviser	Positions Over Past Five Years
Mammen Chally, CFA	Wellington Management Company, LLP	Portfolio Manager of the portfolio since 2014; Vice President and Equity Portfolio Manager of Wellington Management Company, LLP; joined the firm as an investment professional in 1994

ADVISORY FEES:

TAM receives compensation, calculated daily and paid monthly, at the indicated annual rates (expressed as a percentage of the portfolio’s average daily net assets):

Transamerica WMC US Growth VP
First $150 million	0.70%
Over $150 million up to $650 million	0.67%
Over $650 million up to $1.15 billion	0.65%
Over $1.15 billion up to $2 billion	0.625%
Over $2 billion up to $3 billion	0.61%
Over $3 billion up to $4 billion	0.60%
Over $4 billion	0.58%
Transamerica WMC US Growth II VP	0.30%

* * *

Transamerica Vanguard ETF Portfolio – Aggressive Growth VP

The Board of Trustees has approved a reorganization pursuant to which the assets of Transamerica Vanguard ETF Portfolio – Aggressive Growth VP (the “Target Portfolio”) would be acquired, and its liabilities would be assumed, by Transamerica Vanguard ETF Portfolio – Growth VP (the “Acquiring Portfolio”) in exchange for shares of the Acquiring Portfolio. The Target Portfolio would then be liquidated, and shares of the Acquiring Portfolio would be distributed to Target Portfolio investors.

Under the reorganization, Target Portfolio investors would receive shares of the Acquiring Portfolio with the same aggregate net asset value as their shares of the Target Portfolio. It is anticipated that no gain or loss for Federal income tax purposes would be recognized by Target Portfolio investors as a result of the reorganization.

The reorganization does not require investor approval but is subject to the satisfaction of certain conditions. An information statement describing the reorganization will be mailed to Target Portfolio investors in advance of the closing of the reorganization. If the closing conditions are satisfied, the reorganization is expected to occur in the fourth quarter of 2014. Prior to the reorganization, investors can continue to purchase, redeem and exchange shares subject to the limitations described in the Prospectus.

* * *

Investors Should Retain this Supplement for Future Reference

May 19, 2014

Supplement to the Statement of Additional of Information dated June 9, 2014

TRANSAMERICA SERIES TRUST

Supplement to the Currently Effective Statement of Additional of Information

* * *

Effective May 30, 2014, the following supplements the information in the section entitled “Investment Objectives, Policies, Practices and Associated Risk Factors – Disclosure of Portfolio Holdings”:

Name	Frequency
StarCompliance	Daily

Effective May 30, 2014, the following replaces the information in the section entitled “Appendix B – Portfolio Managers – Legg Mason Global Asset Allocation, LLC (“LMGAA”)”:

Transamerica Legg Mason Dynamic Allocation – Balanced VP

As of March 31, 2014	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number	Assets Managed	Number	Assets Managed	Number	Assets Managed
Y. Wayne Lin*	20	$3.3 billion	3	$126.8 million	3	$1.5 million
Thomas Picciochi	0	$0	4	$1.1 billion	2	$118.3 million
Ellen Tesler	0	$0	4	$1.1 billion	2	$118.3 million

Fee Based Accounts (The number of accounts and the total assets in the accounts managed by each portfolio manager with respect to which the advisory fee is based on the performance of the account.)

Y. Wayne Lin*	0	$0	0	$0	0	$0
Thomas Picciochi	0	$0	0	$0	0	$0
Ellen Tesler	0	$0	0	$0	0	$0

*	As of December 31, 2013

Transamerica Legg Mason Dynamic Allocation – Growth VP

As of March 31, 2014	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number	Assets Managed	Number	Assets Managed	Number	Assets Managed
Y. Wayne Lin*	20	$3.5 billion	3	$126.8 million	3	$1.5 million
Thomas Picciochi	0	$0	4	$1.1 billion	2	$118.3 million
Ellen Tesler	0	$0	4	$1.1 billion	2	$118.3 million

Fee Based Accounts (The number of accounts and the total assets in the accounts managed by each portfolio manager with respect to which the advisory fee is based on the performance of the account.)

Y. Wayne Lin*	0	$0	0	$0	0	$0
Thomas Picciochi	0	$0	0	$0	0	$0
Ellen Tesler	0	$0	0	$0	0	$0

*	As of December 31, 2013

Conflicts of Interest

Potential Conflicts of Interest

LMGAA maintains policies and procedures reasonably designed to detect and minimize material conflicts of interest inherent in circumstances when a portfolio manager has day-to-day portfolio management responsibilities for multiple portfolios. Nevertheless, no set of policies and procedures can possibly anticipate or relieve all potential conflicts of interest. These conflicts may be real, potential, or perceived; certain of these conflicts are described in detail below.

Allocation of Limited Investment Opportunities: If a portfolio manager identifies a limited investment opportunity (including initial public offerings) that may be suitable for multiple funds and/or accounts, the investment opportunity may be allocated among these several funds or accounts, which may limit a client’s ability to take full advantage of the investment opportunity, due to liquidity constraints or other factors.

LMGAA has adopted trade allocation procedures designed to ensure that allocations of limited investment opportunities are conducted in a fair and equitable manner between client accounts. Nevertheless, investment opportunities may be allocated differently among client accounts due to the particular characteristics of an account, such as the size of the account, cash position, investment guidelines and restrictions or its sector/country/region exposure or other risk controls, market restrictions or for other reasons.

Similar Investment Strategies. LMGAA and its portfolio management team may manage multiple portfolios with similar investment strategies. Investment decisions for each portfolio are generally made based on each portfolio’s investment objectives and guidelines, cash availability, and current holdings. Purchases or sales of securities for the portfolios may be appropriate for other portfolios with like objectives and may be bought or sold in different amounts and at different times in multiple portfolios. In these cases, transactions are allocated to portfolios in a manner believed by LMGAA to be the most equitable to each client, generally utilizing a pro rata allocation methodology. Purchase and sale orders for a portfolio may be combined with those of other portfolios in the interest of achieving the most favorable net results for all clients.

Different Investment Strategies. LMGAA may manage long-short strategies alongside long-only strategies. As such, the potential exists for short sales of securities in certain portfolios while the same security is held long in one or more other portfolios. In an attempt to mitigate the inherent risks of simultaneous management of long-short and long-only strategies, LMGAA has established and implemented procedures to promote fair and equitable treatment of all portfolios. The procedures include monitoring and surveillance, supervisory reviews, and compliance oversight of short sale activity.

Differences in Financial Incentives. A conflict of interest may arise where the financial or other benefits available to a portfolio manager or an investment adviser differ among the funds and/or accounts under management. For example, when the structure of an investment adviser’s management fee differs among the funds and/or accounts under its management (such as where certain funds or accounts pay higher management fees or performance-based management fees), a portfolio manager might be motivated to favor certain funds and/or accounts over others. Performance-based fees could also create an incentive for an investment adviser to make investments that are riskier or more speculative. In addition, a portfolio manager might be motivated to favor funds and/or accounts in which he or she or the investment adviser and/or its affiliates have a financial interest. Similarly, the desire to maintain or raise assets under management or to enhance the portfolio manager’s performance record in a particular investment strategy or to derive other rewards, financial or otherwise, could influence a portfolio manager to lend preferential treatment to those funds and/or accounts that could most significantly benefit the portfolio manager. To manage conflicts that may arise from management of portfolios with performance-based fees, performance in portfolios with like strategies is regularly reviewed by management.

Investment professionals employed by LMGAA may manage personal accounts in which they have a fiduciary interest with holdings similar to those of client accounts. LMGAA has implemented a Code of Ethics which is designed to address the possibility that these professionals could place their own interests ahead of those of clients. The Code of Ethics addresses this potential conflict of interest by imposing reporting requirements, blackout periods, supervisory oversight and other measures designed to reduce conflict.

LMGAA allows its employees to trade in securities that it recommends to advisory clients. LMGAA’s employees may buy, hold or sell securities at or about the same time that LMGAA is purchasing, holding or selling the same or similar securities for client account portfolios and the actions taken by such individuals on a personal basis may differ from, or be inconsistent with, the nature and timing of advice or actions taken by LMGAA for its client accounts. LMGAA and its employees may also invest in mutual funds and other pooled investment vehicles that are managed by LMGAA. This may result in a potential conflict of interest since LMGAA’s employees have knowledge of such funds’ investment holdings, which is non-public information.

Portfolio Manager Compensation

LMGAA investment professionals receive base salary and other employee benefits and are eligible to receive incentive compensation. Base salary is fixed and typically determined based on market factors and the skill and experience of individual investment personnel.

The level of incentive compensation is determined by the senior management of Legg Mason and is awarded on a discretionary basis. A formula-based scheme directly linking compensation to investment performance as measured against a benchmark is not currently in place nor is one planned; however, senior management considers a number of factors when determining compensation, including (but not limited to) the performance of LMGAA’s funds relative to their benchmarks and to their relevant peer groups over a 1, 3 and 5-year period.

Up to 20% of an investment professional’s annual incentive compensation is subject to deferral. Of that principal deferred award amount, 50% will accrue a return based on the hypothetical returns of the investment fund or product that is the primary focus of the investment professional’s business activities with LMGAA, and 50% may be received in the form of Legg Mason restricted stock shares.

In May 2015, the compensation structure with respect to Mr. Lin will change to the structure described below.

For Mr. Thomas Picciochi and Ms. Ellen Tesler, who are being named portfolio managers for the Transamerica/Legg Mason funds effective May 30, 2014 (and for Mr. Lin effective May 2015), they will be compensated under the policies set forth below:

Portfolio managers will be eligible for total compensation comprised of base salary and variable compensation.

Base Salary. Base salary is the fixed portion of the portfolio manager compensation and is linked to professional experience and qualifications and financial services industry peer comparison.

Variable Compensation. Variable compensation for portfolio managers will be linked to the metrics for which they have responsibility; checking and implementing quantitative model output, minimizing transaction costs and market impact, monitoring client portfolios for appropriate market risk and ensuring adherence to regulatory and investment guidelines. Portfolio manager compensation is not tied to peer group and/or relative benchmark performance. The qualitative analysis of a portfolio manager’s individual performance is based on, among other things, the results of an annual management and internal peer review process, and management’s assessment of overall portfolio manager contributions to the investment team, the investment process and overall performance (distinct from fund and other account performance). Other factors taken into consideration include adherence to Compliance Policies and Procedures, Risk Management procedures and the firm’s Code of Ethics.

Ownership of Securities

The portfolio manager(s) did not beneficially own any shares of the portfolio(s) as of December 31, 2013 for Mr. Lin and March 31, 2014 for Mr. Picciochi and Ms. Tesler.

* * *

Effective June 30, 2014, Legg Mason Global Asset Allocation, LLC’s name will change to QS Legg Mason Global Asset Allocation, LLC.

* * *

Investors Should Retain this Supplement for Future Reference

June 9, 2014

Supplement to the Statement of Additional of Information dated August 15, 2014

TRANSAMERICA SERIES TRUST

Supplement to the Currently Effective Statement of Additional Information

* * *

The following information replaces in its entirety the similar information found in the “Board Members and Officers” section under the heading “Management of the Trust” contained in the Statement of Additional Information (“SAI”):

Board Members and Officers

The Board Members and executive officers of the Trust are listed below.

Interested Board Member means a board member who may be deemed an “interested person” (as that term is defined in the 1940 Act) of the Trust because of his current or former service with TAM or an affiliate of TAM. Interested Board Members may also be referred to herein as “Interested Trustees.” Independent Board Member means a Board Member who is not an “interested person” (as defined under the 1940 Act) of the Trust and may also be referred to herein as an “Independent Trustee.”

The Board governs each portfolio and is responsible for protecting the interests of the shareholders. The Board Members are experienced executives who meet periodically throughout the year to oversee the business affairs of each portfolio and the operation of each portfolio by its officers. The Board also reviews the management of each portfolio’s assets by the investment adviser and its respective sub-adviser.

The portfolios are among the portfolios advised and sponsored by TAM (collectively, “Transamerica Mutual Funds”). The Transamerica Mutual Funds consist of Transamerica Funds, Transamerica Series Trust (“TST”), Transamerica Income Shares, Inc. (“TIS”), Transamerica Partners Funds Group (“TPFG”), Transamerica Partners Funds Group II (“TPFG II”), Transamerica Partners Portfolios (“TPP”) and Transamerica Asset Allocation Variable Funds (“TAAVF”) and consists of 170 funds as of the date of this SAI.

The mailing address of each Board Member is c/o Secretary, 570 Carillon Parkway, St. Petersburg, Florida 33716.

The Board Members, their year of birth, their positions with the Trust, and their principal occupations for the past five years (their titles may have varied during that period), the number of funds in Transamerica Mutual Funds the Board oversees, and other board memberships they hold are set forth in the table below.

Name and Year of Birth	Position(s) Held with Trust	Term of Office and Length of Time Served*	Principal Occupation(s) During Past Five Years	Number of Funds in Complex Overseen by Board Member	Other Directorships During the Past Five Years
INTERESTED BOARD MEMBERS

Marijn P. Smit (1973)	Board Member, President and Chief Executive Officer	Since 2014

Board Member, President and Chief Executive Officer, Transamerica Funds, TST, TPP, TPFG, TPFG II, TAAVF and TIS (2014 – present);

Director, Chairman of the Board, President and Chief Executive Officer, Transamerica Asset Management, Inc. (“TAM”) and Transamerica Fund Services, Inc. (“TFS”) (2014 – present);

President, Investment Solutions, Transamerica Investments & Retirement (2014 – present);

Vice President, Transamerica Premier Life Insurance Company (2010 – present);

Vice President, Transamerica Life Insurance Company (2010 – present);

Senior Vice President, Transamerica Financial Life Insurance Company (2013 – present);

Senior Vice President, Transamerica Retirement Advisors, Inc. (2013 – present);

Senior Vice President, Transamerica Retirement Solutions Corporation (2012 – present); and

President and Director, Transamerica Stable Value Solutions, Inc. (2010 – present)

				170	N/A

Alan F. Warrick (1948)	Board Member	Since 2012	Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2012 – present); Consultant, Aegon USA (2010 – 2011); Senior Advisor, Lovell Minnick Equity Partners (2010 – present); Retired (2010 – present); and Managing Director for Strategic Business Development, Aegon USA (1994 – 2010).	170	First Allied Holdings Inc. (2013 – 2014)

INDEPENDENT BOARD MEMBERS

Sandra N. Bane (1952)	Board Member	Since 2008	Retired (1999 – present); Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2008 – present); Board Member, Transamerica Investors, Inc. (“TII”) (2003 – 2010); and Partner, KPMG (1975 – 1999).	170	Big 5 Sporting Goods (2002 – present); AGL Resources, Inc. (energy services holding company) (2008 – present)

Leo J. Hill (1956)	Lead Independent Board Member	Since 2001

Principal, Advisor Network Solutions, LLC (business consulting) (2006 – present);

Board Member, TST (2001 – present);

Board Member, Transamerica Funds and TIS (2002 – present);

Board Member, TPP, TPFG, TPFG II and TAAVF (2007 – present);

Board Member, TII (2008 – 2010);

Market President, Nations Bank of Sun Coast Florida (1998 – 1999);

Chairman, President and Chief Executive Officer, Barnett Banks of Treasure Coast Florida (1994 – 1998);

Executive Vice President and Senior Credit Officer, Barnett Banks of Jacksonville, Florida (1991 – 1994); and

Senior Vice President and Senior Loan Administration Officer, Wachovia Bank of Georgia (1976 – 1991).

				170	Ameris Bancorp (2013 – present); Ameris Bank (2013 – present)

David W. Jennings (1946)	Board Member	Since 2009	Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 – present); Board Member, TII (2009 – 2010); Managing Director, Hilton Capital (2010 – present); Principal, Maxam Capital Management, LLC (2006 – 2008); and Principal, Cobble Creek Management LP (2004 – 2006).	170	N/A

Russell A. Kimball, Jr. (1944)	Board Member	Since 1986	General Manager, Sheraton Sand Key Resort (1975 – present); Board Member, TST (1986 – present); Board Member, Transamerica Funds, (1986 – 1990), (2002 – present); Board Member, TIS (2002 – present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 – present); and Board Member, TII (2008 – 2010).	170	N/A

Eugene M. Mannella (1954)	Board Member	Since 2007	Chief Executive Officer, HedgeServ Corporation (hedge fund administration) (2008 – present); Self-employed consultant (2006 – present); Managing Member and Chief Compliance Officer, HedgeServ Investment Services, LLC (limited purpose broker-dealer) (2011 – present); President, ARAPAHO Partners LLC (limited purpose broker-dealer) (1998 – 2008); Board Member, TPP, TPFG, TPFG II and TAAVF (1993 – present); Board Member, Transamerica Funds, TST and TIS (2007 – present); Board Member, TII (2008 – 2010); and President, International Fund Services (alternative asset administration) (1993 – 2005).	170	N/A

Norman R. Nielsen, Ph.D. (1939)	Board Member	Since 2006	Retired (2005 – present); Board Member, Transamerica Funds, TST and TIS (2006 – present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 – present); Board Member, TII (2008 – 2010); Interim President, Mt. Mercy University (2013 – 2014); Director, Aspire Inc. (formerly, Iowa Student Loan Service Corporation) (2006 – present); Director, League for Innovation in the Community Colleges (1985 – 2005); Director, Iowa Health Systems (1994 – 2003); Director, U.S. Bank (1985 – 2006); and President, Kirkwood Community College (1985 – 2005).	170	Buena Vista University Board of Trustees (2004 – present); Chairman (2012-present)

Joyce G. Norden (1939)	Board Member	Since 2007	Retired (2004 – present); Board Member, TPFG, TPFG II and TAAVF (1993 – present); Board Member, TPP (2002 – present); Board Member, Transamerica Funds, TST and TIS (2007 – present); Board Member, TII (2008 – 2010); and Vice President, Institutional Advancement, Reconstructionist Rabbinical College (1996 – 2004).	170	Board of Governors, Reconstructionist Rabbinical College (2007 – 2012)

Patricia L. Sawyer (1950)	Board Member	Since 2007	Retired (2007 – present); President/Founder, Smith & Sawyer LLC (management consulting) (1989 – 2007); Board Member, Transamerica Funds, TST and TIS (2007 – present); Board Member, TII (2008 – 2010); Board Member, TPP, TPFG, TPFG II and TAAVF (1993 – present); Trustee, Chair of Finance Committee and Chair of Nominating Committee (1987 – 1996), Bryant University; Vice President, American Express (1987 – 1989); Vice President, The Equitable (1986 – 1987); and Strategy Consultant, Booz, Allen & Hamilton (1982 – 1986).	170	Honorary Trustee, Bryant University (1996 – present)

John W. Waechter (1952)	Board Member	Since 2004	Attorney, Englander Fischer (2008 – present); Retired (2004 – 2008); Board Member, TST and TIS (2004 – present); Board Member, Transamerica Funds (2005 – present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 – present); Board Member, TII (2008 – 2010); Employee, RBC Dain Rauscher (securities dealer) (2004); Executive Vice President, Chief Financial Officer and Chief Compliance Officer, William R. Hough & Co. (securities dealer) (1979 – 2004); and Treasurer, The Hough Group of Funds (1993 – 2004).	170

Operation PAR, Inc. (2008 – present);

West Central Florida Council – Boy Scouts of America (2008 – 2013);

Remember Honor Support, Inc. (non-profit organization) (2013-present) Board Member, WRH Income Properties, Inc. (real estate) (2014-present)

*	Each Board Member shall hold office until: 1) his or her successor is elected and qualified or 2) he or she resigns, retires or his or her term as a Board Member is terminated in accordance with the Trust’s Declaration of Trust.

Officers

The mailing address of each officer is c/o Secretary, 570 Carillon Parkway, St. Petersburg, Florida 33716. The following table shows information about the officers, including their year of birth, their positions held with the Trust and their principal occupations during the past five years (their titles may have varied during that period). Each officer will hold office until his or her successor has been duly elected or appointed or until his or her earlier death, resignation or removal.

Name and Year of Birth	Position	Term of Office and Length of Time Served*	Principal Occupation(s) or Employment During Past Five Years
Marijn P. Smit (1973)	Board Member, President and Chief Executive Officer	Since 2014	See Table Above.

Tané T. Tyler (1965)	Vice President, Associate General Counsel, Chief Legal Officer and Secretary	Since 2014

Vice President, Associate General Counsel, Chief Legal Officer and Secretary, Transamerica Funds, TST, TPP, TPFG, TPFG II, TAAVF and TIS (2014 – present);

Director, Vice President, Associate General Counsel, Chief Legal Officer and Secretary, TAM and TFS (2014 – present);

Senior Vice President, Secretary and General Counsel, ALPS, Inc., ALPS Fund Services, Inc. and ALPS Distributors, Inc. (2004 – 2013); and

Secretary, Liberty All-Star Funds (2005-2013)

Christopher A. Staples (1970)	Vice President and Chief Investment Officer, Advisory Services	Since 2005

Vice President and Chief Investment Officer, Advisory Services (2007 – present), Senior Vice President – Investment Management (2006 – 2007), Vice President – Investment Management (2005 – 2006), Transamerica Funds, TST and TIS;

Vice President and Chief Investment Officer, Advisory Services, TPP, TPFG, TPFG II and TAAVF (2007 – present);

Vice President and Chief Investment Officer (2007 – 2010); Vice President – Investment Administration (2005 – 2007), TII;

Director (2005 – present), Senior Vice President (2006 – present) and Chief Investment Officer, Advisory Services (2007 – present), TAM;

Director, TFS (2005 – present); and

Assistant Vice President, Raymond James & Associates (1999 – 2004).

Thomas R. Wald (1960)	Chief Investment Officer	Since 2014

Chief Investment Officer, Transamerica Funds, TST, TPP, TPFG, TPFG II, TAAVF and TIS (2014 – present);

Chief Investment Officer, TAM (2014 – present);

Chief Investment Officer, Transamerica Investments & Retirement (2014 – present);

Vice President and Client Portfolio Manager, Curian Capital, LLC (2012 – 2014);

Portfolio Manager, Tactical Allocation Group, LLC (2010 – 2011);

Mutual Fund Manager, Munder Capital Management (2005 – 2008); and

Mutual Fund Manager, Invesco Ltd. (1997 – 2004).

Elizabeth Strouse (1974)	Vice President and Principal Financial Officer	Since 2010

Vice President and Principal Financial Officer (2011 – present), Treasurer (2011 – 2014), Assistant Treasurer (2010 – 2011), Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF;

Vice President and Chief Accounting Officer, TAM and TFS (2009 – present);

Director, Fund Administration, TIAA-CREF (2007 – 2009); and

Manager (2006 – 2007) and Senior (2003 – 2006) Accounting and Assurance, PricewaterhouseCoopers, LLC.

Vincent J. Toner (1970)	Vice President, Fund Administration and Treasurer	Since 2014

Vice President, Fund Administration and Treasurer (2014 – present) Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF;

Vice President, Fund Administration and Treasurer, TAM and TFS (2014 – present);

Senior Vice President and Vice President, Fund Administration, Brown Brothers Harriman (2010 – 2014); and

Vice President Fund Administration & Fund Accounting, OppenheimerFunds (2007—2010)

Richard J. Wirth (1958)	Assistant Secretary	Since 2013

Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2013 – present);

Director, Senior Vice President, Division General Counsel and Secretary, Transamerica Advisors Life Insurance Company (2012 – present);

Vice President and Division General Counsel, Transamerica Financial Life Insurance Company (2012 – present);

Senior Vice President and Division General Counsel, Transamerica Life Insurance Company (2012 – present);

Senior Vice President and Division General Counsel, Transamerica Premier Life Insurance Company (2012 – present);

Senior Vice President and Division General Counsel, Western Reserve Life Assurance Co. of Ohio (2012 – present);

Secretary, Aegon Financial Services Group, Inc. (2012 – present); and

Assistant General Counsel, The Hartford (2004 – 2012).

Matthew H. Huckman, Sr. (1968)	Tax Manager	Since 2014	Tax Manager, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2014 – present); Tax Manager, TFS (2012 – present); and Assistant Mutual Fund Tax Manager, Invesco (2007-2012).

Scott M. Lenhart (1961)	Acting Chief Compliance Officer and Anti-Money Laundering Officer	Since 2014

Acting Chief Compliance Officer and Anti-Money Laundering Officer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2014 – present);

Acting Chief Compliance Officer, Anti-Money Laundering Officer and Chief Risk Officer, TAM (2014 – present);

Director of Compliance, Transamerica Investments & Retirement (2014 – present);

Senior Compliance Officer, TAM (2008-2014);

Vice President and Chief Compliance Officer, Transamerica Financial Advisors, Inc. (1999-2006); and

Assistant Chief Compliance Officer, Raymond James Financial, Inc., Robert Thomas Securities, Inc. (1989-1998).

*	Elected and serves at the pleasure of the Board of the Trust.

If an officer has held offices for different portfolios for different periods of time, the earliest applicable date is shown. No officer of the Trust, except for the Chief Compliance Officer, receives any compensation from the Trust.

Each of the Board Members, other than Mr. Jennings, Mr. Smit and Mr. Warrick, previously served as a trustee or director of the TAM, Diversified or Premier fund family, and each Board Member was thus initially selected by the board of the applicable predecessor fund family. In connection with the consolidation of all “manager of managers” investment advisory services within Transamerica in 2007, a single board was established to oversee the TAM and Diversified fund families, and each of the Board Members, other than Ms. Bane, Mr. Jennings and Mr. Warrick, joined the Board at that time. The Board was established with a view both to ensuring continuity of representation by board members of the TAM and Diversified fund families on the Board and in order to establish a Board with experience in and focused on overseeing various types of funds, which experience would be further developed and enhanced over time. Ms. Bane joined the Board in 2008 when the Premier fund family was consolidated into Transamerica Mutual Funds. Mr. Jennings joined the Board in 2009. Mr. Warrick joined the Board in 2012. Mr. Smit joined the Board in 2014.

The Board believes that each Board Member’s experience, qualifications, attributes or skills on an individual basis and in combination with those of the other Board Members lead to the conclusion that the Board possesses the requisite skills and attributes. The Board believes that the Board Members’ ability to review critically, evaluate, question and discuss information provided to them, to interact effectively with TAM, the sub-advisers, other services providers, counsel and independent auditors, and to exercise effective business judgment in the performance of their duties, support this conclusion. The Board also has considered the following experience, qualifications, attributes and/or skills, among others, of its members in reaching its conclusion: his or her character and integrity; such person’s service as a board member of a predecessor fund family (other than Mr. Jennings, Mr. Smit and Mr. Warrick); such person’s willingness to serve and willingness and ability to commit the time necessary to perform the duties of a Board Member; the fact that such person’s service would be consistent with the requirements of the retirement policies of the Trust; as to each Board Member other than Mr. Smit and Mr. Warrick, his or her status as not being an “interested person” as defined in the 1940 Act; as to Mr. Smit, his status as a representative of TAM; and, as to Mr. Warrick, his former service in various executive positions for certain affiliates of TAM. In addition, the following specific experience, qualifications, attributes and/or skills apply as to each Board Member: Ms. Bane, accounting experience and experience as a board member of multiple organizations; Mr. Hill, financial and entrepreneurial experience as an executive, owner and consultant; Mr. Jennings, investment management experience as an executive of investment management organizations and portfolio manager; Mr. Kimball, business experience as an executive; Mr. Mannella, accounting and fund administration experience, investment management industry experience as an executive and consultant; Mr. Nielsen, academic leadership, insurance, business development and board experience; Ms. Norden, non-profit executive experience and extensive board and academic leadership; Ms. Sawyer, management consulting and board experience; Mr. Waechter, securities industry and fund accounting and fund compliance experience, legal experience and board experience; Mr. Smit, investment management and insurance experience as an executive and leadership roles with TAM and affiliated entities; and Mr. Warrick, financial services industry experience as an executive and consultant with various TAM affiliates and other entities. References to the qualifications, attributes and skills of Board Members are pursuant to requirements of the SEC, do not constitute holding out of the Board or any Board Member as having any special expertise or experience, and shall not impose any greater responsibility or liability on any such person or on the Board by reason thereof.

The Board is responsible for overseeing the management and operations of the funds. As a result of the recent resignation of the Chairman, the Board currently does not have a Chair, although it expects to appoint a new Chair at a later date. As noted above, the Board has a Lead Independent Board Member. Independent Board Members constitute more than 75% of the Board.

* * *

The following information supplements the information found in the “Trustee Ownership of Equity Securities” section under the heading “Management of the Trust” contained in the SAI:

As of July 31, 2014, Mr. Smit owned over $100,000 in the aggregate of all funds/portfolios in the Transamerica Mutual Funds.

* * *

Investors Should Retain this Supplement for Future Reference

August 15, 2014